Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Doma Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value US $0.0001 per share, reserved for issuance under the Registrant’s Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	6,520,151	$0.72	$4,694,509	0.0000927	$435
Total Offering Amounts					$4,694,509		$435
Total Fee Offsets(3)							—
Net Fee Due							$435
(1)This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 6,520,151 shares of Common Stock of Doma Holdings, Inc. (the “Company” or the “Registrant”) that were added to the shares of Common Stock authorized for issuance pursuant to the Doma Holdings, Inc. Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.
(2)Rounded up to the nearest penny.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on The New York Stock Exchange on July 27, 2022.

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